June 25, 2018

To:        Mark R. Freeman

From:        Brian O. Casey

Re:        Details of Your Resignation

The purpose of this letter (the "Letter") is to review the compensation and logistics of your voluntary resignation, effective March 8, 2019 (the "Resignation Date"), from the position of Executive Vice President and Chief Investment Officer and Senior Portfolio Manager of Westwood Holdings Group, Inc. (the "Company").

For purposes of Section 1 of your employment agreement dated November 9, 2016 (the "Employment Agreement"), the "Term" of the Employment Agreement will end on the Resignation Date. Further, the Employment Agreement is hereby modified and/or clarified as described below.

As described in Section 2 below, you remain eligible for certain payments and benefits under the Employment Agreement in exchange for your signing and returning a general release in substantially the same form as Exhibit A.

The details of the transition are below.

1.    Payments and Benefits during the Term
If you continue to perform services to the Company through the Resignation Date, you will be entitled to the following payments and benefits:

(a)    Salary. You will continue to receive your current salary, at the rate of $500,000 per annum, through the Resignation Date.

(b)    Bonus. On or about the date that the Company pays fiscal 2018 performance bonuses to its active employees, but in any event prior to March 8, 2019, the Company will pay you a lump sum bonus for fiscal 2018 performance of a minimum $650,000 and a maximum of $750,000, based on your performance and cooperation. However, you will not receive any bonus for fiscal 2019 performance.

(c)    Mutual Fund Incentive Awards. You will receive 50% of your 2017 Mutual Fund Incentive award (31,232.0785 shares of the Westwood Income Opportunity Fund, Institutional Share Class) as soon as practicable after December 31, 2018; however, the other 50% of that award will be forfeited per the terms of the award. Further, your 2018 Mutual Fund Incentive award shares will be forfeited per the terms of the award.

(d)    Long-Term Performance-Based Incentive Awards. With regard to your long-term performance-based incentive awards granted for fiscal 2017 performance (“2017 Awards”), you will vest in 17,268 shares of Company stock (with a currently estimated value of $968,390) on the employee vesting date of February 22, 2019; however, you will forfeit the remaining shares of unvested stock per the terms of the 2017 Awards. With regard to long-term performance-based incentive awards granted for fiscal 2018 performance (“2018 Awards”), you will vest in 33% of the shares earned (as certified by the Compensation Committee after the performance period ends on December 31, 2018) under the 2018 Awards on March 8, 2019; however, you will forfeit the remaining shares of unvested stock per the terms of the 2018 Awards.

(e)    Health and Welfare Benefits, 401(k) Plan, etc. During the period of your continued employment through the Resignation Date, you will be eligible to continue to participate in the Company's health and welfare benefit plans and its 401(k) plan on the same terms and conditions as other active senior executive employees. You also will continue to be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.

(f)    All amounts described in paragraphs (a)-(e) above are subject to applicable tax withholding and reporting requirements.

(g)     All payments and awards described in paragraphs (a)-(e) above shall be paid to you pursuant to the terms of the Employment Agreement on or through the specified dates, in the event the Company elects to terminate the employment relationship for any reason other than for Cause prior to the Resignation Date.

2.    Payments and Benefits after the Term
Following the end of the Term, the following provisions apply to your payments and benefits:

(a)    After the end of the Term, you will not receive any further compensation or be entitled to participate in any benefit plans maintained by the Company except as specifically provided below.

(b)    Payments under the 401(k) plan and any other deferred compensation plan of the Company will be made in accordance with the terms of the particular plan.

(c)    You will be eligible to continue your group health benefits at your own cost after the end of the Term pursuant to federal law ("COBRA").

Notwithstanding the above, pursuant to Section 10(g) of the Employment Agreement, you are subject, at the Company's option, to a three (3) month post-termination non-compete period that will begin on March 9, 2019. You have requested, and the Company has agreed, to reduce this post-termination non-compete period to a maximum of slightly less than two (2) months (i.e., the period from March 9, 2019 run through May 1, 2019), if the Company elects to enforce this provision. If you timely sign and do not revoke a general release in substantially the same form as attached as Exhibit A, the Company will treat this period as being a maximum two (2) month "Elective Non-Compete Period" under Section 5(g) of the Employment Agreement. During such Elective Non-Compete Period, under Section 5(c) of the Employment Agreement you generally will be entitled to subsidized COBRA and to monthly payments of salary (ordinarily scheduled to begin on the first payroll at least 60 days after March 8, 2019). However, the monthly payments of salary would be subject to tax penalties on you pursuant to Internal Revenue Code ("Code") Section 409A unless the 6-month delay under Section 15(b) of the Employment Agreement is applied (also see Section 4(i) below). Accordingly, we will apply that 6-month delay to your salary payable with respect to the Elective Non-Compete Period, if any.

3.    Your Obligations and Acknowledgments

(a)    Restrictive Covenants. You acknowledge and agree that you are subject to certain restrictive covenants described in Section 10 of the Employment Agreement and that those covenants remain in full force and effect during the remainder of the Term. Further except otherwise modified by Section 2(c) above, those covenants shall remain in full force and effect after the expiration of the Term to the extent so provided in the Employment Agreement. Such restrictive covenants can be enforced as provided in Section 10(e) of the Employment Agreement.

(b)    Return of Company Property. You acknowledge and agree that no later than the Resignation Date you will return all Company property previously in your possession, including but not limited to any Company equipment, keys, identification cards, and credit cards, as well as any documents and files (and any copies thereof).

(c)    Outstanding Expenses; No Indebtedness. You acknowledge and agree that no later than the Resignation Date you will have fully discharged and will not owe any payments, including any outstanding loans or corporate card charges to the Company, or to any third parties acting on behalf of the Company. If you have not been reimbursed for legitimate travel and business expenses incurred through the Resignation Date, the Company will reimburse you in accordance with its policy and regular expense reimbursement procedures.

(d)    Cooperation. During the remaining Term, you agree to cooperate with the Company by providing assistance as may be reasonably requested by the Company at reasonable times, including but not limited to cooperating in connection with legal matters about which you have knowledge by virtue of your employment with the Company. The Company will reimburse you for your reasonable out-of-pocket expenses (including attorneys' fees) incurred by you in connection with providing such assistance to the extent allowed by applicable law.

(e)    No Other Payments or Benefits Due. You acknowledge and agree that the payment(s) and/or benefit(s) provided to you and/or on your behalf under the Employment Agreement and pursuant to this Letter are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company. You further agree that other than what you will receive under this Letter, you have received all compensation, benefits, notice and leave to which you are entitled in connection with your employment and separation from employment with the Company.
(f)    Additional Acknowledgements. You acknowledge that: (1) you have carefully read this Letter and the attached Release in their entirety; (2) you have been advised by the Company to consult with an attorney of your choosing before signing this Letter and you have so consulted, or have had a reasonable opportunity to do so; (3) you fully understand the significance of all the terms and conditions of this Letter; (4) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Letter; and (5) you are signing this Letter voluntarily and of your own free will and agree to all the terms and conditions contained herein.

(g)    No Waiver or Interference with Rights. Nothing in this Section 3 shall prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in legally protected, concerted activity with other employees. In addition, nothing in this Section 3 prohibits you from reporting possible violations of federal law or regulation to, filing a charge or complaint with, or participating in an investigation or proceeding conducted by, any governmental agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency's Inspector General, or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. You do not need the Company's prior authorization to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

4.    Miscellaneous

(a)    Unemployment Insurance. The Company acknowledges that your employment termination in connection with your voluntary resignation was not due to misconduct, and the Company will respond to any inquiry from the government concerning a claim by you for unemployment insurance accordingly.

(b)    No Company Admission. This Letter is not intended, and shall not be construed as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(c)    Severability. If, at any time after the execution of this Letter, any provision of this Letter shall be held to be illegal, void or unenforceable by an arbitrator, court or agency of competent jurisdiction, solely such provision shall be of no force or effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Letter. Further, if a provision is deemed overbroad or unenforceable as written, it shall be given the maximum effect permissible under law.

(d)    Successors and Assigns. This Letter is binding upon the Company and/or its successors and assigns.

(e)    Governing Law. Except as preempted by federal law, the terms and provisions of this Letter and the Release shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Letter are not part of the provisions hereof and shall have no force or effect.
(f)    Resolution of Disputes. Any dispute or controversy arising with respect to this Letter and the Release or with respect to your employment with the Company shall be subject to the procedures for resolution of a dispute or controversy stated in Section 8 of the Employment Agreement.

(g)    Connection with Employment Agreement. You and the Company expressly acknowledge, represent, and agree that except as expressly provided in this Letter, the terms of the Employment Agreement will remain unchanged and in effect through the Resignation Date and also that, as provided in Section 17(a) of the Employment Agreement, certain provisions of the Employment Agreement shall survive after the Resignation Date.

(h)    Entire Agreement. You and the Company expressly acknowledge, represent, and agree that this Letter and the Release executed pursuant to this Agreement are fully integrated and contain and, subject to paragraph 4(g) immediately above, constitute the complete agreement of the parties regarding modifications to the Employment Agreement regarding the termination of your employment and supersede any and all agreements, whether written or oral, between you and the Company regarding modifications to the Employment Agreement with respect to the termination of your employment. You and the Company further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other to enter into this Letter, and each specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

(i)    Section 409A. This Letter is intended to comply with Code Section 409A and will be interpreted in a manner intended to comply with Code Section 409A. To the extent any reimbursements or in-kind benefits due to you under this Letter constitute "deferred compensation" under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury regulations under Code Section 409A. Each payment made under this Letter shall be designated as a "separate payment" within the meaning of Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.
(j)    Counterparts. This Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by you and delivered to the Company unless you timely revoke as provided in Section 5 below. Any executed signature to this Letter may be transmitted by facsimile or other electronic means and shall be treated in all respects as an original signature.

5.	Time to Sign and Return the Release

The salary continuation and subsidized COBRA benefits as described in Section 2 above are contingent upon your execution of the Release attached hereto and made a part hereof as Exhibit "A," except that you will be eligible to continue your group health care benefits pursuant to COBRA, regardless of whether or not you execute the Release. You have 21 days from the later of your Resignation Date or your receipt of the Release to consider it and decide whether to sign it. The Company advises you to consult an attorney before signing the Release. However, the Release may not be signed before your Resignation Date.

If you decide to sign and return the Release, you must send a signed copy of the Release (which may be transmitted by facsimile or other electronic means) to Brian O. Casey at the Company. You then will have 7 days in which to change your decision and revoke the Release by sending written notice of revocation (which again may be transmitted by facsimile or other electronic means) to Brian O. Casey at the Company. Provided you do not revoke it, the Release will be effective on the 8th day after you sign it. Should you fail to timely execute the Release, or if you revoke it, the obligation of the Company to provide the payment(s) and other benefits contingent on the Release, as referred to in Section 2 above, will be null and void.
CONFIRMED AND AGREED.

WESTWOOD HOLDINGS GROUP, INC.

By: /s/ Mark R. Freeman	By: /s/ Brian O. Casey
Mark R. Freeman	Brian O. Casey

Date: 6/27/18	Date: 6/27/18

EXHIBIT A
FORM OF RELEASE AGREEMENT
This Release Agreement (this "Agreement") constitutes the release of claims referred to in that certain Executive Employment Agreement (the "Employment Agreement") dated as of November 9, 2016 by and between Westwood Holdings Group, Inc. (the "Company") and Mark R. Freeman ("Executive"). The Company and Executive are each referred to herein individually as a "Party" and collectively as the "Parties."
a)    For good and valuable consideration, including the Company's provision of the payments and benefits to Executive in accordance with Section 5 of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates, subsidiaries, partners, members, predecessors, successors, and assigns and each of the foregoing entities' respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, assigns, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state, or local anti-discrimination or anti-retaliation law; (xii) any federal, state, or local wage and hour law; (xiii) any other federal, state or local law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys' fees incurred in, or with respect to, a Released Claim; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity incentive plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in any equity compensation agreement between Executive and a Company Party and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the "Released Claims"). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, (c) any claims for contractual payments under Section 5 of the Employment Agreement or any claims for indemnification under Section 11 of the Employment Agreement that arise following the time that Executive executes this Agreement, (d) any claim to Enforce the Employment Agreement or Letter Agreement, or (e) any claim that cannot be released under applicable law. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive's rights and responsibilities, such as heirs or the executor of Executive's estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC") or other governmental agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or other governmental agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
b)    Executive agrees not to bring or join any lawsuit or arbitration proceeding against any of the Company Parties in any court or forum relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or forum or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
c)    Executive agrees not to directly or indirectly do, say, write, authorize or otherwise create or publish any statement or writing that is disparaging or derogatory about, or which injure the reputation of, the Company, the business reputation of the Company, or any other Company Party. The Company agrees to instruct its employees in positions at the Vice-President level or higher levels and human resources representatives not to directly or indirectly do, say, write, authorize or otherwise create or publish any statement or writing that is disparaging or derogatory about, or which injure the personal or business reputation of, Executive. Nothing in this paragraph prohibits either Party from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.
d)    Executive represents that Executive has not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, grossly negligent tortious activity or illegal activity, in each instance: (i) towards or with respect to the Company or any other Company Party; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his employment or engagement with any Company Party. In reliance upon, and conditioned upon, Executive's representations and covenants contained in this Agreement, the Company on behalf of itself and each of its affiliated entities hereby releases Executive from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever that any Company Party has or now claims pertaining to or arising out of Executive's employment by or separation from the Company. Notwithstanding the foregoing, the Company and its affiliated entities are not waiving or releasing Executive from: (A) any manner of action or actions, cause or causes of action, promises, suits, damages, judgments, remedies, executions, claims and demands whatsoever, in law or equity, arising from or relating to any act, action, or inaction by Executive that was unlawful, was not undertaken in good faith, was outside the scope of Executive's authority as an employee or agent of the Company or any other Company Party or was not reasonably believed to be in the best interests of the Company Parties and is not currently known to the Company Parties, (B) the Company Parties' future ability to sue or take other action to enforce this Agreement, (C) any claim where such a release would cause the loss of insurance coverage or indemnity protection otherwise potentially available to cover the loss, or (D) a breach of a fiduciary or other common law duty.
e)    In connection with his employment with the Company, Executive has been provided with Confidential Information, as that term is defined in the Employment Agreement. Executive hereby expressly reaffirms the covenants set forth in Section 10 of the Employment Agreement, expressly acknowledges their validity and continuing, binding effect and agrees to abide by them in their entirety pursuant to the terms set forth in Section 10. For the avoidance of doubt, nothing herein prohibits Executive from disclosing any information, including Confidential Information, when compelled to do so by law;

making a good faith report of possible violations of applicable law to any governmental agency or entity; or making disclosures that are protected under the whistleblower provisions of applicable law.
f)    By executing and delivering this Agreement, Executive acknowledges that

i.	He has carefully read this Agreement;

ii.	He has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company.

iii.	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

iv.
He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

v.
With the exception of any sums that he may be owed pursuant to Section 5 of the Employment Agreement, Executive has been paid all wages and other compensation to which he is entitled during Executive's employment with the Company or any other Company Party and Executive has received all leaves (paid and unpaid), been afforded all rights and been paid all sums to which he was entitled during the Term (as defined in the Employment Agreement).

g)    Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven-day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Executive and must be received by Brian O. Casey at the Company before 11:59 p.m., Central Daylight Time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.
h)    This Agreement will be construed in accordance with and governed by the laws of the State of Texas, without reference to principles of conflict of laws. The Parties agree that this Agreement cannot be modified or amended except by a written instrument signed by Executive and a duly authorized representative of the Company. This Agreement may be executed in multiple parts.
i)    This Agreement (including any exhibits hereto) and Section 17(a) of the Employment Agreement (including the sections of the Employment Agreement referenced therein) set forth the entire agreement between Executive and the Company relating to the subject matter herein and supersede any and all prior oral or written agreements or understandings between Executive and the Company concerning the subject matter of this Agreement. Neither of the Parties has made any settlement, representations or warranty in connection herewith (except those expressly set forth in this Agreement) which have been relied upon by the other Party, or which acted as an inducement for the other Party to enter into this Agreement.

Executed on this ____ day of March, 2019.

Mark R. Freeman